200 Munsonhurst Road

Franklin, NJ 07416

SUSSEX BANCORP REPORTS THIRD QUARTER RESULTS AND IMPROVED ASSET QUALITY FOR 2012

FRANKLIN, NEW JERSEY – November 7, 2012 – Sussex Bancorp (the “Company”) (NasdaqGM: SBBX), the holding company for Sussex Bank (the “Bank”) today announced net income of $546 thousand, or $0.17 per basic and diluted share, for the quarter-ended September 30, 2012, a 6.3% earnings per share growth, as compared to $534 thousand, or $0.16 per basic and diluted share, for the same period last year. The increase in net income was largely due to improved non-interest income resulting from an increase in gains on sale of securities and insurance commissions and fees, which was largely offset by higher provision for loan losses and expenses and write-downs related to foreclosed real estate.

For the nine months ended September 30, 2012, the Company reported net income of $832 thousand, or $0.26 per basic share and $0.25 per diluted share, as compared to $2.0 million, or $0.60 per basic and diluted share, for the same period last year. The Company attributed the decrease in net income for the nine months ended September 30, 2012, largely to expenses and write-downs related to the prospective sales of several foreclosed real estate properties. In addition, expenses related to additional commercial lending staff, technology upgrades, increased advertising and promotion and FDIC assessment costs (due to deposit growth) also added to the decrease in net income. The aforementioned declines were partly offset by improved non-interest income resulting from increases in gains on sale of securities and insurance commissions and fees.

The Company’s overall credit quality continues to improve as total problem assets (total classified/criticized/foreclosed real estate) have declined $20.3 million, or 33.3%, to $42.5 million at September 30, 2012, from a historical high of $62.8 million at March 31, 2010, and have decreased 14.4% since December 31, 2011. Included in our overall total problem assets are non-performing assets (“NPAs”), which declined 12.3% to $29.8 million at September 30, 2012, from $34.0 million at December 31, 2011.

We continue to make progress towards reducing our legacy problem assets, which was a primary goal for 2012. This quarter, we have reduced our non-performing assets by 13.2% and our total problem assets by 16.9% as compared to the same period last year. With the pending sales of several foreclosed real estate properties we are hopeful that this momentum will continue into 2013”, said Anthony Labozzetta, President and Chief Executive Officer of Sussex Bank. “Our operating results continue to be negatively affected by high levels of credit quality costs related to legacy problem assets. As we continue to reduce our problem assets, we will further improve our financial performance”, added Mr. Labozzetta.

Operating Performance

The Company reported net income of $546 thousand, up 2.3% for the third quarter of 2012, as compared to $534 thousand for the same period in 2011. The improvement in net income was largely due to increased gains on sale of securities (+$570 thousand), which was primarily offset by higher provision for loan losses (+$367 thousand) and expenses and write-downs related to foreclosed real estate (+$160 thousand). Contributing to the Company’s quarterly earnings improvement was the performance of its insurance subsidiary, Tri-state Insurance Agency, Inc. (“Tri-state”), which reported a 25.5% increase in revenues and $106 thousand in net income before taxes for the third quarter of 2012 as compared to a net loss before taxes of $4 thousand for the same period last year.

The Company reported net income of $832 thousand for the nine months ended September 30, 2012, as compared to $2.0 million for the same period in 2011. The decline in net income was largely due to an increase in expenses and write-downs related to foreclosed real estate (+$722 thousand), higher operating costs resulting from growth initiatives of the Company and a decline in the net interest margin. The aforementioned declines were partly offset by increases in gains on sale of securities (+$495 thousand) and higher Tri-state net income before taxes of $62 thousand, or 40.6%, for the nine months ended September 30, 2012 as compared to the same period last year.

Operating performance continues to be adversely impacted by the costs to resolve legacy problem assets. Income before provision for income taxes was $652 thousand and $738 thousand for the three and nine months ended September 30, 2012, respectively, which included total costs (provision for loan losses, loan collection costs and expenses and write-downs related to foreclosed real estate) and lost interest income from problem assets that totaled approximately $2 million and $6 million for the three and nine months ended September 30, 2012, respectively. Despite the high costs of resolving legacy problem assets, the Company continues to place an equal focus on strengthening its core operations and performance as return on average assets was 0.43% and 0.44% for the quarters ended September 30, 2012 and 2011, respectively, and 0.22% and 0.55% for the nine months ended September 30, 2012 and 2011, respectively.

Mr. Labozzetta stated, “Our core operations are performing well, which is demonstrated by the 0.43% return on average assets, despite the extraordinary levels of credit quality related costs, adjusting for those costs our return on average assets would be over 1.00%.”

Net Interest Income. Net interest income on a fully tax equivalent basis declined $100 thousand, or 2.3%, to $4.2 million for the third quarter of 2012 as compared to $4.3 million for same period in 2011. The decrease in net interest income was largely due to the Company’s net interest margin declining 23 basis points to 3.57% for the third quarter of 2012 compared to the same period last year. The decline in the net interest margin was mostly due to a 30 basis point decline in the average rate earned on loans. This decline in net interest income was partially offset by a decrease in the average rate paid on total interest bearing liabilities, which decreased 24 basis points to 0.87% for the third quarter of 2012 from 1.11% for the same period in 2011. The decline was in part offset by a $19.0 million, or 4.2%, increase in average interest earning assets, principally securities.

Net interest income, on a fully taxable equivalent basis, decreased $612 thousand, or 4.6%, to $12.7 million for the nine months ended September 30, 2012, as compared to $13.3 million for same period in 2011. The Company’s net interest margin declined 41 basis points to 3.56% for the nine months ended September 30, 2012, compared to 3.97% for the same period last year. The decline was mostly attributed to a 35 basis point decline in the average rate earned on loans to 5.22%, which was partly offset by a 18 basis point decrease in the average rate paid on interest bearing liabilities to 0.93% for the nine month period ended September 30, 2012, as compared to the same period last year. The decline was in part offset by a $28.3 million, or 6.3%, increase in average interest earning assets, principally securities.

Provision for Loan Losses. Provision for loan losses increased $367 thousand to $1.1 million for the third quarter of 2012, as compared to $737 thousand for the same period in 2011.

Provision for loan losses increased $234 thousand to $2.9 million for the nine month period ended September 30, 2012, as compared to $2.7 million for the same period last year.

Non-interest Income. The Company reported an increase in non-interest income of $756 thousand, or 62.7%, to $2.0 million for the third quarter of 2012 as compared to the same period last year. The increase in non-interest income was largely due to a $570 thousand increase in gain on the sale of securities and a $139 thousand, or 25.5%, growth in insurance commissions and fees.

The Company reported an increase in non-interest income of $753 thousand, or 19.1%, to $4.7 million for the nine months ended September 30, 2012, as compared to the same period last year. The increase in non-interest income was largely due increases in gain on sale of securities, insurance commissions and fees and other income, which increased $495 thousand, $168 thousand and $114 thousand, respectively.

Non-interest Expense. The Company’s non-interest expenses increased $270 thousand, or 6.7%, to $4.3 million for the third quarter of 2012 as compared to the same period last year. The increase for the third quarter of 2012 versus the same period in 2011 was largely due to an increase in expenses related to foreclosed real estate and other expenses, which increased $160 thousand and $67 thousand, respectively.

The Company’s non-interest expenses increased $1.7 million, or 14.6%, to $13.3 million for the nine months ended September 30, 2012, as compared to the same period last year. The increase during the first nine months of 2012 compared to the same period in 2011 was largely due to increases in expenses and write-downs related to foreclosed real estate and salaries and benefits of $722 thousand and $532 thousand, respectively. The increase in expenses and write-downs related to foreclosed real estate was principally due to the prospective sales of foreclosed real estate properties. The increase in salaries and employee benefits was mostly attributed to costs of related to the hiring of additional commercial lenders and support staff, higher medical benefit costs and severance costs of $110 thousand for a former executive during the first quarter of 2012.

Financial Condition Comparison

At September 30, 2012, the Company’s total assets were $504.3 million, a decrease of $2.7 million, or 0.5%, as compared to total assets of $507.0 million at December 31, 2011. The decrease in total assets was largely driven by a decline in cash and cash equivalents of $27.1 million, or 72.2%, which was mostly offset by securities growth of $24.0 million, or 23.9%.

Total loans receivable, net of unearned income, increased $690 thousand, or 0.2%, to $340.4 million at September 30, 2012, from $339.7 million at year-end 2011. During the nine months ended September 30, 2012, the Company originated approximately $40.0 million in new loans. The loan volume for 2012 was largely offset by pay-offs of non-performing loans, potential problem loans, loans repurchased from a participation bank, loan charge-offs and unanticipated loan prepayments. During the third quarter of 2012, there were $5.8 million in loans that the Company sold back to the participating bank that had originated the loans. The $5.8 million in loans repurchased included $1.7 million in non-accrual loans and was part of approximately $12.0 million in loans that the Company had negotiated the full pay-off of all contractual amounts due (principal and interest plus $45,000 in fees). The remaining loans are scheduled to be sold back to the participating bank during the next 4 months. Such loans were originated and sold to the Company between the years of 2003 and 2009.

The Company’s security portfolio, which includes securities available for sale and securities held to maturity, increased $24.0 million, or 23.9%, to $124.6 million at September 30, 2012, as compared to $100.6 million at December 31, 2011.

The Company’s total deposits decreased $8.0 million, or 1.9%, to $417.3 million at September 30, 2012, from $425.4 million at December 31, 2011. The decrease in deposits was due to a $7.4 million, or 6.7%, decline in time deposits for September 30, 2012 as compared to December 31, 2011. The decline was partly offset by a $2.0 million, or 4.6%, increase in non-interest bearing deposits.

At September 30, 2012, the Company’s total stockholders’ equity was $41.2 million, an increase of $1.3 million when compared to December 31, 2011. At September 30, 2012, the leverage, Tier I risk-based capital and total risk-based capital ratios for the Bank were 9.36%, 13.18% and 14.44%, respectively, all in excess of the ratios required to be deemed “well-capitalized.”

Asset and Credit Quality

The overall credit quality of the Company continues to show positive trends at September 30, 2012, as our classified/criticized/foreclosed real estate declined $7.1 million, or 14.4%, from December 31, 2011. Our classified/criticized/foreclosed real estate totaled $42.5 million at September 30, 2012, as compared to $49.6 million at December 31, 2011, and has declined 33.3% from a historical high of $62.8 million at March 31, 2010. Loans internally rated “Substandard,” “Doubtful” or “Loss” are considered classified assets, while loans rated as “Special Mention” are considered criticized. Such risk ratings are consistent with the classification system used by regulatory agencies and are consistent with industry practices.

NPAs, which include non-accrual loans, 90 days past due and still accruing, performing troubled debt restructured loans and foreclosed real estate, decreased $4.2 million, or 12.3%, to $29.8 million at September 30, 2012, as compared to $34.0 million at December 31, 2011. The ratio of NPAs to total assets for September 30, 2012 and December 31, 2011 were 5.9% and 6.7%, respectively. The Company has been actively marketing its foreclosed real estate properties, which amounted to $5.2 million at September 30, 2012, with an average book value of approximately $350 thousand per property. Approximately $2.2 million, or 42.3%, of the Company’s total foreclosed real estate at September 30, 2012, are under contract for sale and are anticipated to close in the fourth quarter of this year. The increase of $722 thousand, or 224.2%, in expenses and write-downs related to foreclosed real estate for the nine months ended September 30, 2012, as compared to the same period last year was largely attributed to the properties that are under contract for sale.

The allowance for loan losses was $6.7 million, or 2.0% of total loans, at September 30, 2012, compared to $7.2 million, or 2.1% of total loans, at December 31, 2011.

About Sussex Bancorp

Sussex Bancorp is the holding company for Sussex Bank, which operates through its main office in Franklin, New Jersey and through its nine branch offices located in Andover, Augusta, Newton, Montague, Sparta, Vernon and Wantage, New Jersey, Port Jervis and Warwick, New York; a loan production office in Rochelle Park, New Jersey and for the Tri-State Insurance Agency, Inc., a full service insurance agency with locations in Augusta and Rochelle Park, New Jersey. For additional information, please visit the Company’s website at www.sussexbank.com.

Forward-Looking Statements

This press release contains statements that are forward looking and are made pursuant to the “safe-harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “Reform Act”). Such statements may be identified by the use of words such as "expect," "estimate," “assume,” "believe," "anticipate," "will," "forecast," "plan," "project," or similar words. Such statements are based on the Company’s current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, among others, changes to interest rates, the ability to control costs and expenses, general economic conditions, the success of the Company’s efforts to diversify its revenue base by developing additional sources of non-interest income while continuing to manage its existing fee based business, risks associated with the quality of the Company’s assets and the ability of its borrowers to comply with repayment terms.  Further information about these and other relevant risks and uncertainties may be found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in subsequent filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly release the results of any revisions to those forward looking statements that may be made to reflect events or circumstances after this date or to reflect the occurrence of unanticipated events.

Contacts:	Anthony Labozzetta, President/CEO
Steven Fusco, SVP/CFO
973-827-2914

SUSSEX BANCORP

SUMMARY FINANCIAL HIGHLIGHTS

(In Thousands, Except Percentages and Per Share Data)

(Unaudited)

				9/30/12 VS.
	9/30/2012	12/31/2011	9/30/2011	9/30/2011	12/31/2011
BALANCE SHEET HIGHLIGHTS - Period End Balances
Total securities	$124,595	$100,581	$83,737	48.8%	23.9%
Total loans	340,395	339,705	337,794	0.8%	0.2%
Allowance for loan losses	(6,721)	(7,210)	(7,401)	(9.2)%	(6.8)%
Total assets	504,294	506,953	495,884	1.7%	(0.5)%
Total deposits	417,341	425,376	415,050	0.6%	(1.9)%
Total borrowings and junior subordinated debt	38,887	38,887	38,887	-%	-%
Total shareholders' equity	41,182	39,902	39,388	4.6%	3.2%

FINANCIAL DATA - QUARTER ENDED:
Net interest income (tax equivalent) (a)	$4,239	$4,251	$4,339	(2.3)%	(0.3)%
Provision for loan losses	1,104	618	737	49.8%	78.6%
Total other income	1,962	1,331	1,206	62.7%	47.4%
Total other expenses	4,295	4,199	4,025	6.7%	2.3%
Income before provision for income taxes (tax equivalent)	802	765	783	2.4%	4.8%
Provision for income taxes	106	102	97	9.3%	3.9%
Taxable equivalent adjustment (a)	150	148	152	(1.6)%	1.3%
Net income	$546	$515	$534	2.3%	6.0%

Net income per common share - Basic	$0.17	$0.16	$0.16	6.3%	6.2%
Net income per common share - Diluted	$0.17	$0.15	$0.16	6.3%	13.3%

Return on average assets	0.43%	0.41%	0.44%	(2.1)%	4.5%
Return on average equity	5.32%	5.22%	5.49%	(3.1)%	2.0%
Net interest margin (tax equivalent)	3.57%	3.59%	3.80%	(6.0)%	(0.6)%

FINANCIAL DATA - YEAR TO DATE:
Net interest income (tax equivalent) (a)	$12,651		$13,263	(4.6)%
Provision for loan losses	2,922		2,688	8.7%
Total other income	4,705		3,952	19.1%
Total other expenses	13,270		11,584	14.6%
Income before provision for income taxes (tax equivalent)	1,164		2,943	(60.5)%
Provision for income taxes	(94)		535	(117.6)%
Taxable equivalent adjustment (a)	426		453	(6.0)%
Net income	$832		$1,955	(57.5)%

Net income per common share - Basic	$0.26		$0.60	(56.7)%
Net income per common share - Diluted	$0.25		$0.60	(58.3)%

Return on average assets	0.22%		0.55%	(60.1)%
Return on average equity	2.74%		6.86%	(60.1)%
Net interest margin (tax equivalent)	3.56%		3.97%	(10.4)%

SHARE INFORMATION:
Book value per common share	$12.12	$11.83	$11.68	3.8%	2.5%
Outstanding shares- period ending	3,397,873	3,372,949	3,372,688	0.7%	0.7%
Average diluted shares outstanding (year to date)	3,282,226	3,278,358	3,279,496	0.1%	0.1%

CAPITAL RATIOS:
Total equity to total assets	8.17%	7.87%	7.94%	2.8%	3.8%
Leverage ratio (b)	9.36%	9.29%	9.42%	(0.6)%	0.8%
Tier 1 risk-based capital ratio (b)	13.18%	12.98%	13.11%	0.5%	1.5%
Total risk-based capital ratio (b)	14.44%	14.24%	14.37%	0.5%	1.4%

ASSET QUALITY AND RATIOS:
Non-accrual loans	$23,993	$24,283	$27,493	(12.7)%	(1.2)%
Loans 90 days past due and still accruing	59	803	998	(94.1)%	(92.7)%
Troubled debt restructured loans (c)	603	3,411	1,313	(54.1)%	(82.3)%
Foreclosed real estate	5,158	5,509	4,545	13.5%	(6.4)%
Non-performing assets	$29,813	$34,006	$34,349	(13.2)%	(12.3)%

Foreclosed real estate, Criticized and Classified Assets	42,462	49,584	51,108	(16.9)%	(14.4)%

Charge-offs, net (quarterly)	$619	$803	$872	(29.0)%	(22.9)%
Charge-offs, net as a % of average loans (annualized)	0.72%	0.96%	1.03%	(29.9)%	(24.4)%
Non-accrual loans to total loans	7.05%	7.15%	8.14%	(13.4)%	(1.4)%
Non-performing assets to total assets	5.91%	6.71%	6.73%	(12.1)%	(11.9)%
Allowance for loan losses as a % of non-performing loans	27.33%	26.03%	25.69%	6.4%	5.0%
Allowance for loan losses to total loans	1.97%	2.12%	2.19%	(9.9)%	(7.0)%

(a) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance

(b) Sussex Bank capital ratios

(c) Troubled debt restructured loans currently performing in accordance with renegotiated terms

SUSSEX BANCORP
CONSOLIDATED BALANCE SHEETS
(Dollars In Thousands)
(Unaudited)

ASSETS	September 30, 2012	December 31, 2011

Cash and due from banks	$6,513	$3,903
Interest-bearing deposits with other banks	3,917	33,597
Cash and cash equivalents	10,430	37,500

Interest bearing time deposits with other banks	100	100
Securities available for sale, at fair value	119,002	96,361
Securities held to maturity	5,593	4,220
Federal Home Loan Bank Stock, at cost	1,943	1,837

Loans receivable, net of unearned income	340,395	339,705
Less: allowance for loan losses	6,721	7,210
Net loans receivable	333,674	332,495

Foreclosed real estate	5,158	5,509
Premises and equipment, net	6,630	6,778
Accrued interest receivable	1,861	1,735
Goodwill	2,820	2,820
Bank owned life insurance	11,442	11,142
Other assets	5,641	6,456

Total Assets	$504,294	$506,953

LIABILITIES AND STOCKHOLDERS' EQUITY

Liabilities:
Deposits:
Non-interest bearing	$46,813	$44,762
Interest bearing	370,528	380,614
Total Deposits	417,341	425,376

Borrowings	26,000	26,000
Accrued interest payable and other liabilities	6,884	2,788
Junior subordinated debentures	12,887	12,887

Total Liabilities	463,112	467,051

Total Stockholders' Equity	41,182	39,902

Total Liabilities and Stockholders' Equity	$504,294	$506,953

SUSSEX BANCORP
CONSOLIDATED STATEMENTS OF INCOME
(Dollars In Thousands Except Per Share Data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
INTEREST INCOME
Loans receivable, including fees	$4,467	$4,687	$13,292	$14,210
Securities:
Taxable	241	313	994	989
Tax-exempt	292	296	827	879
Federal funds sold	-	-	-	3
Interest bearing deposits	4	20	30	32
Total Interest Income	5,004	5,316	15,143	16,113

INTEREST EXPENSE
Deposits	587	806	1,938	2,342
Borrowings	268	268	797	797
Junior subordinated debentures	60	55	183	164
Total Interest Expense	915	1,129	2,918	3,303

Net Interest Income	4,089	4,187	12,225	12,810
PROVISION FOR LOAN LOSSES	1,104	737	2,922	2,688
Net Interest Income after Provision for Loan Losses	2,985	3,450	9,303	10,122

OTHER INCOME
Service fees on deposit accounts	292	324	842	968
ATM and debit card fees	165	140	453	400
Bank owned life insurance	96	105	300	314
Insurance commissions and fees	684	545	1,892	1,724
Investment brokerage fees	46	33	118	103
Gain on sale of loans, held for sale	-	-	47	-
Gain (loss) on securities transactions	569	(1)	763	268
Loss on sale of fixed assets	-	-	(6)	-
Gain (loss) on sale of foreclosed real estate	2	2	5	(2)
Other	108	58	291	177
Total Other Income	1,962	1,206	4,705	3,952

OTHER EXPENSES
Salaries and employee benefits	2,196	2,219	6,744	6,212
Occupancy, net	355	338	1,071	1,055
Furniture, equipment and data processing	326	283	1,014	871
Advertising and promotion	63	52	222	141
Professional fees	175	163	478	439
Director fees	56	5	236	144
FDIC assessment	177	153	516	535
Insurance	68	53	179	163
Stationary and supplies	44	39	128	122
Loan collection costs	204	314	539	606
Expenses and write-downs related to foreclosed real estate	234	74	1,044	322
Amortization of intangible assets	1	3	4	8
Other	396	329	1,095	966
Total Other Expenses	4,295	4,025	13,270	11,584

Income before Income Taxes	652	631	738	2,490
PROVISION (BENEFIT) FOR INCOME TAXES	106	97	(94)	535
Net Income	$546	$534	$832	$1,955

OTHER COMPREHENSIVE INCOME:
Unrealized gains on available for sale securities arising during the period	$693	$353	$1,413	$1,425
Reclassification adjustment for gain on sales included in net income	(569)	1	(763)	(268)
Income tax expense related to other comprehensive income	(49)	(142)	(259)	(463)
Other comprehensive income, net of income taxes	75	212	391	694
Comprehensive income	$621	$746	$1,223	$2,649

EARNINGS PER SHARE
Basic	$0.17	$0.16	$0.26	$0.60
Diluted	$0.17	$0.16	$0.25	$0.60

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Three Months Ended September 30,
	2012			2011
	Average		Average	Average		Average
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$32,199	$442	5.46%	$30,059	$448	5.90%
Taxable	86,766	241	1.10%	48,890	313	2.54%
Total securities	118,965	683	2.28%	78,949	761	3.82%
Total loans receivable (4)	342,502	4,467	5.19%	338,393	4,687	5.49%
Other interest-earning assets	10,405	4	0.15%	35,530	20	0.22%
Total earning assets	471,872	$5,154	4.35%	452,872	$5,468	4.79%

Non-interest earning assets	43,319			41,159
Allowance for loan losses	(6,671)			(7,261)
Total Assets	$508,520			$486,770

Sources of Funds:
Interest bearing deposits:
NOW	$95,611	$36	0.15%	$77,676	$85	0.44%
Money market	14,506	11	0.30%	16,564	23	0.55%
Savings	162,762	133	0.33%	168,419	287	0.68%
Time	104,128	407	1.55%	102,725	411	1.59%
Total interest bearing deposits	377,007	587	0.62%	365,384	806	0.88%
Borrowed funds	26,196	268	4.07%	26,000	268	4.09%
Junior subordinated debentures	12,887	60	1.85%	12,887	55	1.69%
Total interest bearing liabilities	416,090	$915	0.87%	404,271	$1,129	1.11%

Non-interest bearing liabilities:
Demand deposits	48,702			41,012
Other liabilities	2,676			2,613
Total non-interest bearing liabilities	51,378			43,625
Stockholders' equity	41,052			38,874
Total Liabilities and Stockholders' Equity	$508,520			$486,770

Net Interest Income and Margin (5)		4,239	3.57%		4,339	3.80%
Tax-equivalent basis adjustment		(150)			(152)
Net Interest Income		$4,089			$4,187

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets

SUSSEX BANCORP
COMPARATIVE AVERAGE BALANCES AND AVERAGE INTEREST RATES
(Dollars In Thousands)
(Unaudited)

	Nine Months Ended September 30,
	2012			2011
	Average		Average	Average		Average
	Balance	Interest (1)	Rate (2)	Balance	Interest (1)	Rate (2)
Earning Assets:
Securities:
Tax exempt (3)	$29,444	$1,253	5.68%	$29,962	$1,332	5.94%
Taxable	84,774	994	1.57%	52,398	989	2.52%
Total securities	114,218	2,247	2.63%	82,360	2,321	3.77%
Total loans receivable (4)	339,839	13,292	5.22%	341,123	14,210	5.57%
Other interest-earning assets	21,095	30	0.19%	23,319	35	0.20%
Total earning assets	475,152	$15,569	4.38%	446,802	$16,566	4.96%

Non-interest earning assets	42,076			38,020
Allowance for loan losses	(7,335)			(7,227)
Total Assets	$509,893			$477,595

Sources of Funds:
Interest bearing deposits:
NOW	$94,578	$129	0.18%	$78,923	$305	0.52%
Money market	16,962	47	0.37%	14,838	61	0.55%
Savings	163,331	492	0.40%	169,360	881	0.70%
Time	107,389	1,270	1.58%	94,898	1,095	1.54%
Total interest bearing deposits	382,260	1,938	0.68%	358,019	2,342	0.87%
Borrowed funds	26,066	797	4.08%	26,859	797	3.97%
Junior subordinated debentures	12,887	183	1.90%	12,887	164	1.70%
Total interest bearing liabilities	421,213	$2,918	0.93%	397,765	$3,303	1.11%

Non-interest bearing liabilities:
Demand deposits	45,949			39,423
Other liabilities	2,209			2,427
Total non-interest bearing liabilities	48,158			41,850
Stockholders' equity	40,522			37,980
Total Liabilities and Stockholders' Equity	$509,893			$477,595

Net Interest Income and Margin (5)		$12,651	3.56%		$13,263	3.97%
Tax-equivalent basis adjustment		(426)			(453)
Net Interest Income		$12,225			$12,810

(1) Includes loan fee income
(2) Average rates on securities are calculated on amortized costs
(3) Full taxable equivalent basis, using a 39% effective tax rate and adjusted for TEFRA (Tax and Equity Fiscal Responsibility Act) interest expense disallowance
(4) Loans outstanding include non-accrual loans
(5) Represents the difference between interest earned and interest paid, divided by average total interest-earning assets